Exhibit 5.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Professional Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Very Good Food Company Inc.

We, KPMG LLP, consent to the use of our report dated April 26, 2021, on the consolidated financial statements of The Very Good Food Company Inc., which comprise the consolidated statement of financial position as at December 31, 2020, the consolidated statements of net loss and comprehensive loss, changes in equity (deficiency) and cash flows for the year ended December 31, 2020, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is included in this Registration Statement on Form F-10 dated October 5, 2021 of The Very Good Food Company Inc.

/s/ KPMG LLP

Chartered Professional Accountants

October 5, 2021

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.